Exhibit 10.19

PROMISSORY NOTE

$500,000	June 28, 2007

FOR VALUE RECEIVED, Photonics International, Inc., a Minnesota corporation (“Maker”), hereby promises to pay to the order of APA Enterprises, Inc., a Minnesota corporation, and successors and assigns (“Holder”) at 5480 Nathan Lane, Plymouth, MN  55442, or such other place as Holder may appoint, the principal sum of Five Hundred Thousand and 00/100 U.S. Dollars ($500,000), in the following manner:

The principal of $500,000, together with interest at the rate of seven percent (7%) per annum, accruing from and after November 1, 2007, shall be due and payable in monthly installments of $5,805.42 each, commencing December 1, 2007 and on the first day of each calendar month thereafter through November 1, 2012, when the entire remaining balance of principal and accrued interest shall be due and payable in full, subject to acceleration in the manner provided below.

Payments shall be applied first to accrued interest and the remainder to principal reduction.

All or any part of the indebtedness hereunder may be prepaid at any time without penalty.  If this Note is prepaid in full prior to December 28, 2007, Maker shall be credited $25,000 against the amount due.

This Note shall be immediately due and payable (i) in full, 15 days after sale of all or substantially all of the business or assets of APA Optronics (India) Private Limited and (ii) in the amount of $385,000 in principal, plus accrued interest thereon, 180 days after sale of any building and/or related equipment owned by APA Optronics (India) Private Limited.

This Note is given to evidence Maker's obligation with respect to the purchase price payable by Maker to Holder under that certain Stock Purchase Agreement between Maker and Holder dated June 28, 2007 (the "Stock Purchase Agreement").  All rights of Holder hereunder are expressly subject to the terms and provisions of the Stock Purchase Agreement.

Upon payment in full of this Note and all costs of collection and enforcement, in accordance with its terms, (i) the Stock Pledge Agreement (referred to below) shall terminate and all securities pledged thereunder shall be returned to the pledgor; and (ii) the Separation Payments Pledge Agreement, the Guaranty by A.K. Jain, the Separation Payments Pledge Agreement, and the Agreement to Provide Additional Collateral (referred to below) shall terminate.

Upon default in payment on this Note when due, upon default in any agreement securing repayment of this Note (including without limitation the Stock Pledge Agreement, Separation Payments Pledge Agreement, Agreement to Provide Additional Collateral, and Guaranty by A. Jain, all of even date herewith), or upon breach of the Non-Compete Agreement of even date herewith, the entire sum then remaining unpaid, together with accrued interest, shall at the option of Holder become immediately due and payable, upon notice to Maker.  If upon default, it is necessary for Holder to place this instrument in the hands of an attorney for collection, Maker shall pay, in addition, reasonable attorneys’ fees incurred and costs of collection.  Holder’s extension of the time for payment or failure to exercise any rights shall not waiver, prejudice, or impair Holder’s rights upon subsequent defaults.

No delay or omission of the Holder to exercise any right hereunder shall impair any such right or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right.

Maker hereby waives demand of payments, presentment, notice of dishonor, protest, and notice of protest, and all other notices and demands in connection with delivery, acceptance, performance, default, or endorsement of this instrument, except notice of acceleration.

This Note may not be modified or discharged orally, but only in writing duly executed by Maker and Holder.

This instrument, and all obligations with respect to the underlying indebtedness, are made and delivered in the State of Minnesota and shall be construed in accordance with Minnesota law, without giving effect to choice of law principles thereof.  Any proceedings with respect to this instrument shall be conducted in the District Court of Hennepin County, Minnesota.

PHOTONICS INTERNATIONAL, INC.

By:	/s/ Anil K. Jain

Its:	President